Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HC2 HOLDINGS, INC.

HC2 Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(a) The name of the Corporation is HC2 Holdings, Inc.

(b) This Certificate of Amendment to Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(c) This Certificate of Amendment to Second Amended and Restated Certificate of Incorporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation, as follows:

(i)	Section (e) of Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby eliminated in its entirety.

(ii)	A new Article TWELFTH is hereby added, as follows:

TWELFTH: (a) Corporate Opportunities; Certain Acknowledgements. In recognition and anticipation that (i) one or more directors of the Corporation may now serve and may in the future serve as a director, officer, partner, manager, representative, agent or employee of one or more Other Entities (as defined below) (each such director serving in such capacity, an “Overlap Person”), (ii) an Overlap Person may be presented with opportunities whether in his or her capacity as a director, officer, partner, manager, representative, agent or employee of the Corporation, one or more Other Entities or otherwise, (iii) the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by an Other Entity, (iv) from time to time, the Corporation or its subsidiaries may be interested, or potentially interested, in the same or similar business opportunities as an Other Entity, (v) the Corporation will derive substantial benefits from the service of the Overlap Persons as directors of the Corporation and its subsidiaries, and (vi) it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any Overlap Person, be determined and delineated as provided in this Article TWELFTH in respect of any Potential Business Opportunities (as defined below) and in respect of the agreements and transactions referred to herein. The provisions of this Article TWELFTH will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation and its directors who are Overlap Persons in connection with any Potential Business Opportunities. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article TWELFTH.

(b) As used in this Article TWELFTH, the term or terms:

(i) “directors,” “officers,” “employees” and “agents” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a non-corporate Person.

(ii) “Disqualified Opportunity” means a Potential Business Opportunity that meets any of the following criteria: (A) the acquisition of an equity interest in a Person that does not entitle the Corporation to elect a majority of the members of the board of directors, general partner, managing member or similar governing body of such Person, (B) the extension of credit to any Person, or the acquisition of any interest or participation in any debt, (C) the acquisition of debt, equity or other interests in a Person or business that is reasonably believed by an Other Entity or an Overlap Person to be distressed or insolvent or to be in default with respect to any debt, (D) the extension of credit to, or the acquisition of debt or equity or other interests or assets in, a Person or business that is in a bankruptcy or insolvency proceeding, including, but not limited to, providing debtor-in-possession financing or the purchase of interests in a Person, assets or business in connection with a bankruptcy or insolvency proceeding or reorganization or liquidation relating to or arising from a bankruptcy or insolvency proceeding, (E) an acquisition of assets that does not constitute a whole company, operating division of a Person or line of business, or (F) investments in any other industry in which the Corporation is not then engaged and that the Board of Directors designates from time to time as being a Disqualified Opportunity.

(iii) “Other Entity” means any Person (other than the Corporation and any Person that is controlled by the Corporation) for which an Overlap Person serves as a director, officer, partner, member, manager, representative, agent, adviser, fiduciary or employee, including, but not limited to, any Person, investment fund, managed account or special purpose entity which is directly or indirectly controlled or managed by, or is under common control with, or controls, Harbinger Holdings, LLC and/or each of its affiliates and/or subsidiaries, or any successor thereto, or is otherwise controlled or managed, directly or indirectly, by Philip A. Falcone.

(iv) “Person” means an individual, corporation, partnership, unincorporated association or other entity.

(v) “Potential Business Opportunity” means a potential transaction or matter (and any such actual or potential business opportunity) that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could, but for the provisions of this Article TWELFTH, have an interest or expectancy.

(vi) “Restricted Potential Business Opportunity” means a Potential Business Opportunity that satisfies all of the following conditions: (A) such Potential Business Opportunity was expressly presented or offered to the Overlap Person solely in his or her capacity as a director or officer of the Corporation; (B) the Corporation possessed, or would reasonably be expected to be able to possess, the resources, including cash, necessary to exploit such Potential Business Opportunity; (C) such Potential Business Opportunity relates exclusively to the business of the Corporation as the business of the Corporation at such time is determined by the Board of Directors from time to time in good faith; and (D) such Potential Business Opportunity does not constitute a Disqualified Opportunity.

(c) Duties of Directors Regarding Potential Business Opportunities; Renunciation of Interest in Potential Business Opportunities. If a director of the Corporation who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a Potential Business Opportunity (other than a Restricted Potential Business Opportunity): (i) such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to any of its subsidiaries or to give any notice to the Corporation or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto); (ii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and (iii) if a director who is an Overlap Person refers a Potential Business Opportunity to an Other Entity then, as between the Corporation and such Other Entity, the Corporation shall not have any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity. The Corporation hereby renounces, to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event the Board of Directors declines to pursue a Restricted Potential Business Opportunity, any Overlap Person shall be free to refer such Restricted Potential Business Opportunity to an Other Entity.

(d) Certain Agreements and Transactions Permitted. To the fullest extent permitted by law, no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation and/or any of its subsidiaries, on the one hand, and any Other Entity, on the other hand, shall be void or voidable or be considered unfair to the

Corporation or any of its subsidiaries because an Other Entity is a party thereto, or because any directors, officers, partners, managers, representatives, agents or employees of an Other Entity were present at or participated in any meeting of the Board of Directors, or a committee thereof, of the Corporation, or the Board of Directors, or committee thereof, of any subsidiary of the Corporation, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Corporation may, from time to time, enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, an Other Entity or any subsidiary thereof, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) by any director or officer of the Corporation (or by any director or officer of any subsidiary of the Corporation) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Corporation or any subsidiary of the Corporation who is an Overlap Person thereof shall have or be under any fiduciary duty to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) to refrain from acting on behalf of the Corporation or an Other Entity, or any of their respective subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and shall be deemed (i) not to have breached his or her duties of loyalty to the Corporation or to any of its subsidiaries or to any stockholder of the Corporation or any of its subsidiaries, and (ii) not to have derived an improper personal benefit therefrom.

(e) Amendment of Article TWELFTH. No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article TWELFTH, whether by amendment to this Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending this Certificate of Incorporation, will have any effect upon: (i) any agreement between the Corporation or a subsidiary thereof and any Other Entity thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time; (ii) any transaction entered into between the Corporation or a subsidiary thereof and any Other Entity, before the Amendment Time; (iii) the allocation of any business opportunity between the Corporation or any subsidiary thereof and any Other Entity before the Amendment Time; or (iv) any duty or obligation owed by any director of the Corporation or any subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

(d) This Certificate of Amendment shall be effective upon the filing of such instrument with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, HC2 Holdings, Inc. has caused this Certificate of Amendment to be signed by its Corporate Secretary on and as of June 12, 2014.

By:	/s/ Andrea L. Mancuso
Title:	Corporate Secretary
Name:	Andrea L. Mancuso